Exhibit 10.1

Execution Version

JOINDER TO

REVENUE RIGHTS PURCHASE AGREEMENT

This JOINDER TO THE REVENUE RIGHTS PURCHASE AGREEMENT, dated as of July 2, 2014 (the “Joinder”), is made and entered into by Furiex Pharmaceuticals, Inc. (“Furiex”), GenuPro, LLC (“GenuPro”), Development Partners, LLC (“Development Partners”) and APBI Holdings, LLC (“APBI” and together with Furiex, GenuPro and Development Partners, the “Transferors”).

WHEREAS, Forest Laboratories, LLC (as successor to Forest Laboratories, Inc., “Forest”) and RPI Finance Trust (the “Buyer”), entered into a Revenue Rights Purchase Agreement, dated as of April 27, 2014 (the “Revenue Rights Purchase Agreement”), pursuant to which the Buyer agrees, subject to the terms and conditions thereof, to purchase the Purchased Revenue Rights;

WHEREAS, Forest has agreed, in the Revenue Rights Purchase Agreement, to cause the Transferors to enter into this Joinder pursuant to which each Transferor shall be bound by all of the terms and conditions of the Revenue Rights Purchase Agreement, as amended by this Joinder;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Joinder. Each Transferor hereby agrees that, as of the date hereof, it is, and shall be deemed to be for all purposes, a party under and bound by all of the terms and conditions of the Revenue Rights Purchase Agreement, including, without limitation, all provisions imposing an obligation on such Transferor to sell, assign, transfer or convey the Purchased Revenue Rights or imposing any other obligations, restrictions or covenants.

Section 2. Transferors’ Representations and Warranties. The Transferors jointly and severally represent and warrant to the Buyer as follows:

(a) Existence; Good Standing. Furiex is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, Development Partners is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of GenuPro and APBI is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina. Each of the Transferors is duly licensed or qualified to do business and is in corporate or limited liability company good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate or limited liability company good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Transferors Material Adverse Effect. Each of GenuPro, Development Partners and APBI is a wholly-owned subsidiary of Furiex.

(b) Authorization. Each of the Transferors has all requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate or limited liability company action on the part of the Transferors.

(c) Enforceability. This Agreement has been duly executed and delivered by an authorized officer of each of the Transferors and constitutes the valid and binding obligation of the Transferors, enforceable against the Transferors in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d) No Conflicts. The execution, delivery and performance by the Transferors of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the certificate of incorporation or bylaws of Furiex or the organizational documents of GenuPro, Development Partners or APBI, (ii) contravene or conflict with or constitute a material default under any law binding upon or applicable to the Transferors or (iii) contravene or conflict with or constitute a material default under any material contract or other material agreement or Judgment binding upon or applicable to the Transferors, including the License Agreements, except, in the case of clauses (ii) and (iii), as would not have a Transferors Material Adverse Effect.

(e) Consents. Except for the consents that have been obtained on or prior to the Closing or filings required by the federal securities laws or stock exchange rules, or as would not have a Transferors Material Adverse Effect, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Transferors in connection with (i) the execution and delivery by the Transferors of this Agreement, (ii) the performance by the Transferors of its obligations under this Agreement or (iii) the consummation by the Transferors of any of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Transferors make no representation or warranty regarding any consents that may be required pursuant to any of the License Agreements with respect to the Closing or the Takeda Asset Transfer or the other transactions contemplated by the Revenue Rights Purchase Agreement or the other transactions contemplated by this Agreement.

(f) No Litigation. There is no action, suit, investigation or proceeding pending before any Governmental Entity or, to the Knowledge of the Transferors, threatened to which any Transferor is a party that, individually or in the aggregate would, if determined adversely, reasonably be expected to have a Transferors Material Adverse Effect.

(g) Compliance with Laws. Except as would not reasonably be expected to have a Transferors Material Adverse Effect, none of the Transferors are in violation of, and to the Knowledge of the Transferors, none of the Transferors are under investigation with respect to nor has any Transferor been threatened in writing to be charged with or given written notice of any violation of, any law or Judgment applicable to the Transferors, which violation would reasonably be expected to have a Transferors Material Adverse Effect.

Section 3. Definitions. All capitalized terms not defined herein shall have the meanings ascribed thereto in the Revenue Rights Purchase Agreement. In addition, as used in this Agreement, the following terms shall have the following meanings:

“Knowledge of the Transferors” means the actual knowledge of A. Robert D. Bailey, Kira Schwartz , June Almenoff and Sailash Patel after due inquiry.

“Transferors Material Adverse Effect” means any change, circumstance, effect, event or occurrence that individually or in the aggregate with all other changes, circumstances, effects, events or occurrences, has had or would reasonably be expected to have (a) a material adverse effect on the financial condition, business, assets, properties, liabilities or results of operations of any of the Transferors, (b) an adverse effect in any material respect on the Transferors’ rights and obligations under the License Agreements, the Purchased Revenue Rights or Buyer’s rights and obligations under the Revenue Rights Purchase Agreement (including this Joinder), and (c) prevents or materially impedes, hinders or delays the consummation of the transactions contemplated by the Revenue Rights Purchase Agreement on a timely basis.

Section 4. Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 4:

If to any Transferor, to it at:

Forest Laboratories, LLC

909 Third Avenue

New York, NY 10022

Attention: A. Robert D. Bailey, General Counsel

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Andrew W. Ment

Telephone: 212-224-6740

Facsimile: 646-441-9012

Email: ament@cov.com

If to the Buyer, to it at:

Royalty Pharma Finance Trust

c/o RP Management, LLC

110 East 59th St, 33rd Floor

New York, NY 10022

Attention: Pablo Legorreta

Telephone: 212-883-0200

Facsimile: 212-882-2260

Email: plegoretta@royaltypharma.com

with a copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, Massachusetts 02109

Attention: Kingsley Taft and John Haggerty

Telephone: 617-570-1222 and 617-570-1526

Facsimile: 617-523-1231

Email: ktaft@goodwinprocter.com and jhaggerty@goodwinprocter.com

All notices and communications under the Revenue Rights Purchase Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, (iii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine or (iv) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service. Notwithstanding anything to the contrary in this Section 4 of this Joinder, all notices and communications under Section 6.2 or Section 6.4 of the Revenue Rights Purchase Agreement and all service of legal process shall be sent by courier or personal delivery.

Section 5. Amendment of Revenue Rights Purchase Agreement. The Revenue Rights Purchase Agreement is hereby deemed amended to the extent necessary to effect the intent of this Joinder. Other than as described in the foregoing sentence, the Revenue Rights Purchase Agreement shall remain in full force and effect and unchanged.

Section 6. Trustee Capacity of Wilmington Trust Company. Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto, that (i) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely in its trustee capacity, in the exercise of the powers and authority conferred and vested in it under the trust agreement of the Buyer, (ii) each of the representations, undertakings and agreements herein made on the part of the Buyer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust Company but is made and intended for the purpose of binding only the Buyer and (iii) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Buyer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Buyer under this Agreement or any related documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Joinder to be executed as of the date first written above by their respective officers thereunto duly authorized.

FURIEX PHARMACEUTICALS, INC

By:	/S/ A. ROBERT D. BAILEY
	Name:	A. Robert D. Bailey
	Title:	President

GENUPRO, LLC

By:	/S/ A. ROBERT D. BAILEY
	Name:	A. Robert D. Bailey
	Title:	President

DEVELOPMENT PARTNERS, LLC

By:	/S/ A. ROBERT D. BAILEY
	Name:	A. Robert D. Bailey
	Title:	President

APBI HOLDINGS, LLC

By:	/S/ A. ROBERT D. BAILEY
	Name:	A. Robert D. Bailey
	Title:	President

SIGNATURE PAGE OF TRANSFERORS

JOINDER TO REVENUE RIGHTS PURCHASE AGREEMENT

ACKNOWLEDGED AND AGREED:

FOREST LABORATORIES, LLC

By:	/S/ A. ROBERT D. BAILEY
Name:	A. Robert D. Bailey
Title:	Chief Legal Officer and Corporate Secretary

RPI FINANCE TRUST

By:	Wilmington Trust Company, not in its individual capacity but solely in its capacity as owner trustee

By:	/S/ YVETTE L. HOWELL
Name:	Yvette L. Howell
Title:	Assistant Vice President

SIGNATURE PAGE OF FOREST AND BUYER

JOINDER TO REVENUE RIGHTS PURCHASE AGREEMENT